Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

September 30, 2022

Amprius Technologies, Inc.

1180 Page Avenue

Fremont, CA 94538

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by Amprius Technologies, Inc., with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 16,825,366 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), by the selling stockholder named in the Registration Statement (the “Selling Stockholder”), consisting of (i) 84,793 outstanding shares of Common Stock (“Initial Commitment Shares”) issued by the Company on September 27, 2022 to the Selling Stockholder pursuant to the Common Stock Purchase Agreement, dated as of September 27, 2022, by and between the Company and B. Riley Principal Capital II, LLC (the “Purchase Agreement”), (ii) up to 84,793 shares of Common Stock that may be issued to the Selling Stockholder upon the terms, and subject to the satisfaction of the conditions, set forth in the Purchase Agreement, as described in the Registration Statement (the “Additional Commitment Shares”) and (iii) up to 16,655,780 shares of Common Stock (the “Purchase Shares”) to be issued and sold by the Company to the Selling Stockholder from time to time, upon the terms, and subject to the satisfaction of the conditions, set forth in the Purchase Agreement, as described in the Registration Statement. The Commitment Shares, the Additional Commitment Shares and the Purchase Shares are collectively referred to herein as the “Securities.”

We are acting as counsel for the Company in connection with the registration of the Securities. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering the opinions and statements set forth below. In rendering the opinions and statements expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

In addition, we have reviewed originals or copies of such corporate records of the Company, certificates of public officials, a certificate of an officer of the Company as to factual matters, and such other documents that we consider necessary or advisable for the purpose of rendering the opinions set forth below, including the Purchase Agreement. We have not independently established the facts stated therein.

AUSTIN    BEIJING    BOSTON    BOULDER    BRUSSELS     HONG KONG    LONDON    LOS ANGELES    NEW YORK    PALO ALTO

SALT LAKE CITY    SAN DIEGO    SAN FRANCISCO    SEATTLE    SHANGHAI    WASHINGTON, DC    WILMINGTON, DE\

Amprius Technologies, Inc.

September 30, 2022

In our examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents. We have also assumed the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have assumed that the certificates representing the Securities have been properly authenticated by the signature of an authorized officer of the Company’s transfer agent. We have also assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination and the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions.

We express no opinion as to any matter relating to the laws of any jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set out below, we are of the opinion that:

1. With respect to the Initial Commitment Shares to be offered pursuant to the Registration Statement, such Initial Commitment Shares have been duly authorized and are validly issued, fully paid and nonassessable;

2. With respect to the Additional Commitment Shares, when such shares are issued in accordance with the terms of the Purchase Agreement, such Additional Commitment Shares will have been validly issued, fully paid and nonassessable.

3. With respect to the Purchase Shares to be offered pursuant to the Registration Statement, when such Purchase Shares are issued and paid for in accordance with the terms of the Purchase Agreement, such Purchase Shares will have been validly issued, fully paid and nonassessable.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the prospectus contained therein, any prospectus supplement, and in any amendment or supplement thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation